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                                                                  Exhibit 99.1

July 25, 2001


           ENDOCARDIAL SOLUTIONS, INC. SIGNS DISTRIBUTOR AGREEMENT
                      WITH NIHON KOHDEN FOR JAPANESE MARKET

MINNEAPOLIS / ST.PAUL -- Endocardial Solutions, Inc. (Nasdaq: ECSI) today announced an alliance with one of Japan's leading manufacturers, developers, and distributors of medical electronic products. With a direct sales force of over 650 representatives and a strong presence in the cardiology market, Nihon Kohden will become the exclusive distributor of the EnSite 3000(R) System in Japan.

      Mike Dale, Vice President Sales and Marketing, welcomed the appointment, saying, "Japan has the potential to become one of our most exciting marketplaces. Given their impressive track record selling cardiology products, we believe that Nihon Kohden is the ideal partner in this important international market."

      "The EnSite noncontact mapping technology is one of the most significant advances in cardiology in recent years," said Kazuo Ogino, president and chief executive officer of Nihon Kohden. "We are delighted to introduce this technology to Japan, where we expect it will fill an important niche in our product line and have an immediate impact on the treatment of arrhythmias."

      Nihon Kohden is a publicly held company listed in the First Section of the Tokyo Stock exchange, with subsidiaries in the United States, Europe, and Asia, and distributors in nearly every country in the world.

      Endocardial Solutions also announced, during its recent 2nd quarter conference call, that it has decided to move to a direct sales approach in Europe rather than using Medtronic as its European distributor. "I am very confident, based on what we have learned from our two years of work in the US market, that through greater focus we will accelerate our presence in the European market," said Jim Bullock, President and Chief Executive Officer.

      The U.S. Food and Drug Administration cleared the EnSite 3000(R) System for use in diagnostic mapping of complex arrhythmias in the right atrium of the heart during the second quarter 1999. Based in St. Paul, Minnesota, Endocardial Solutions (www.endocardial.com) develops, manufactures and markets technology for diagnostic mapping of complex arrhythmias (abnormally rapid heartbeats caused by irregular electrical activity in the heart). The EnSite 3000(R) System provides a 3D graphical display of the heart's electrical activity.

CONTACTS:
Brenda Gutzke, Investor Relations (651) 523-6959, bgutzke@endocardial.com